Exhibit 10.15

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into as of May 9, 2014 (the “Effective Date”), by and between Multimedia Games Holding Company, Inc., a Texas corporation, and each of its subsidiaries and affiliates (collectively, the “Company”), and Joaquin J. Aviles, an individual (“Executive”).

RECITALS

WHEREAS, Executive and the Company are currently parties to that certain Amended and Restated Employment Agreement, dated as of October 31, 2010, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive has tendered his resignation to the Company, effective as of May 9, 2014 (the “Resignation Date”);

WHEREAS, the Company maintains the 2012 Equity Incentive Plan (the “Plan”) and pursuant to the Plan, a Long Term Incentive Program (“LTIP”) consisting of a cash and stock performance award plan over a three year performance period beginning on October 1, 2011 and ending on September 30, 2014 (the “Performance Cycle”) for certain of the Company’s executives, including Executive;

WHEREAS, the Company desires to acknowledge Executive’s dedication and service to the Company during the Executive’s term of employment; and

WHEREAS, the Company and Executive have determined that it is in their respective best interests and the interests of the Company’s shareholders to provide Executive with certain consideration in exchange for the release contained herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.    Defined Terms. All capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Employment Agreement.

2.    Termination of Employment Agreement. Executive and the Company agree that the Employment Agreement is hereby terminated.

3.    Resignation Date. Executive has tendered his resignation with the Company effective as of the Resignation Date and Executive’s employment with the Company shall be terminated effective as of the date thereof. Executive hereby resigns from all positions as an officer, director or employee of the Company and each of its subsidiaries or affiliates effective as of the Resignation Date and further agrees to execute such further evidence of such resignations as may be necessary or appropriate to effectuate the foregoing.

4.    Consideration.
(a)    Executive's regular base salary shall be paid through the Resignation Date and Executive shall receive a payment for approximately 6 weeks of accrued bu unpaid vacation, less any amounts required to be withheld by law.

(b)    In recognition of Executive’s dedication and service to the Company and for the covenants and promises contained herein, the Company hereby agrees, in anticipation of the Company achieving those performance measures set forth in the LTIP at the end of the Performance Cycle, to provide Executive a pro rata portion of the performance share awards and the performance cash awards that he would have received under the LTIP at the end of the Performance Cycle. The parties agree that:
(i) in lieu of any performance share awards to which Executive may have been entitled to receive at the end of the Performance Cycle in accordance with the LTIP, Company shall issue to Executive a pro rata amount equal to thirty thousand (30,000) shares of Company common stock which shall be fully vested upon issuance; and
(ii) in lieu of the performance cash award to which Executive may have been entitled to receive at the end of the Performance Cycle, Company shall pay to Executive a pro rata amount equal to Five Hundred Seventy-seven Thousand, One Hundred Sixty Eight and 40/100 Dollars ($577,168.40), (less amounts required by applicable withholding for taxes or otherwise authorized).
The shares of common stock shall be issued, and said monetary amount shall be paid, to Executive on or about 8 days from the date on which MGAM receives this Agreement signed by Executive.
(c)    If Executive elects to continue health coverage under COBRA, the Company will pay the COBRA premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment, for a period of up to one year after the Resignation Date.

5.     Stock and Stock Options. Any shares or options to acquire shares of Company common stock that are vested as of the Resignation Date shall be exercisable in accordance with the terms and provisions of the applicable award agreement and the applicable plan document(s) and no other shares or options shall vest after the Resignation Date.

6.    Complete Release. Executive hereby unconditionally and fully releases the Company and each of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures and affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) (collectively, “Company Released Parties”), from any and all known or unknown claims or demands Executive may have against any of them (collectively, including those specifically named below, the “Executive Released Claims”). Executive expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Company Released Party arising out of (i) the LTIP and any other contract, express or implied, any covenant of good faith and fair dealing, express or implied; (ii) any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Company Released Party and claims of express or implied past or future defamation by any Company Released Party); (iii) any federal, state or other governmental statute, regulation or ordinance, including, without limitation, those relating to employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act and the Genetic Information and Nondiscrimination Act. Executive represents that Executive has not assigned to any other person any of such claims and that Executive has the full right to grant this release. Notwithstanding any other provision herein, Executive and the Company agree that Executive is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act, any claim for benefits under the Company’s health and welfare or retirement benefit plans, or any future claims based on the Company’s obligations and agreements set forth in this Agreement.

7.    Non-Admission of Liability. Executive and the Company understand and agree that this Agreement is being offered to Executive to compromise and settle any and all claims and differences that may exist between Executive and the Company and that they are entering into this Agreement freely and wilfully. By entering into this Agreement, neither Executive nor the Company admits any liability or wrongdoing; and the Company expressly denies any liability or wrongdoing.

8.    Company Documents, Information or Property. Executive agrees that, on or before the Resignation Date, Executive will return to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards and any other the Company property in Executive’s possession or control; provided, however, that with respect to any such items that are not located at the Company’s office, Executive shall return them within three (3) business days of the Resignation Date. Executive agrees that Executive will not take any such documents or property from the control or premises of the Company and that if, at any time after the Resignation Date, Executive should come into possession of any such documents or property, Executive will return such documents or property to the Company immediately.  During Executive’s continued employment, up to and including the Resignation Date, Executive will work diligently at the duties assigned to him; will preserve all data to which he has access and; and will not corrupt, delete, destroy, or remove any data from the computer used by Executive or from any records of the Company.

9.    Proprietary Developments. Executive confirms and agrees that any Proprietary Development, as defined below, that Executive conceived or made alone or with others during the course of his employment is the sole property of the Company. Executive, therefore, agrees:
(i) that Executive has disclosed any and all Proprietary Development to the Company;
(ii) that Executive has assigned any and all Proprietary Development to the Company, along with any and all patent, copyright, trade secret, or other intellectual property rights in the Proprietary Development; and
(iii) that Executive has executed, and that he promptly will execute, any and all documents and do all things requested by the Company to assist the Company in obtaining patent, copyright, and/or trade secret protection for the Proprietary Development. Company agrees to reimburse Executive for all reasonable travel-related expenses, if any, while assisting the Company under this section, and shall pay Executive an hourly rate of $250.00 for such assistance, if requested by the Company in writing.
As used in this Agreement, a “Proprietary Development” shall include any invention (patentable or otherwise), improvement, data process, computer software program, other copyrightable material, and discovery that Executive conceives or makes alone or with others while Executive was employed by the Company and that either relates to any business, business development, research, product development, or product of the Company, or results from tasks that have been assigned to Executive by the Company.

10.    Non-Solicitation. Executive agrees that for a period of one year following the Resignation Date, Executive will not interfere with the relationship between the Company and its current employees, customers, prospective customers, and business relationships, regardless of who initiates contact. Executive understands and agrees that such conduct includes, but is not limited to the solicitation, recruitment, hiring, advising or otherwise inducing or persuading, directly or indirectly, on behalf of Executive or another entity, any person employed by the Company to leave his employment with the Company or any customer, prospective customer, or business relation to change its relationship with the Company.

11.    Confidentiality.
(a)    Executive agrees that the confidential information (“Confidential Information”) that has been revealed by the Company to Executive or that Executive has learned during the course of his employment includes, but shall not be limited to, marketing and sales programs, plans, and strategies; information derived from reports; attorney client communication, litigation work product, investigations; experiments; research; work in progress; drawings; designs; plans; proposals; codes; client lists; client mailing lists; financial projections; cost summaries; pricing formulas and structures; contract analyses; financial information; business strategies; maps; confidential filings with any state or federal agency; and all other concepts, ideas, materials, and information prepared or performed for, by or on behalf of, the Company by its employees, officers, directors, agents, representatives, or Executives (including, without limitation, acquisition strategies, acquisition candidates, acquisition contacts and proposed terms of acquisitions) is valuable proprietary information of, and remains the sole property of, the Company and its affiliates and licensors.
(b)    Executive agrees that the Confidential Information, whether disclosed orally, visually or in written form, will be kept in strict confidence and will not be disclosed by Executive in any way, directly or indirectly, to any person. Executive will take all necessary measures to ensure that Confidential Information is not inadvertently disclosed to or obtained by others.
(c)    Executive agrees that all Confidential Information will not be used by Executive for any purpose. No license has been or is granted to Executive by the Company or its affiliates to any copyright, trademark, patent, trade secret or other intellectual property or proprietary rights in the Confidential Information.
(d)    Information will not be considered Confidential Information: (i) to the extent that such information is general public knowledge or hereafter becomes public knowledge through no act or omission on the part of Executive; (ii) to the extent such information can be established conclusively by Executive to have been rightfully in his possession prior to its receipt in connection with his employment; provided, however, that, as to Executive, Confidential information shall include any such information obtained by Executive while in the employ of Company and nothing in this Agreement shall be construed to abrogate or reduce the scope or application of Executive’s duties with respect to Confidential Information learned during the course of Executive’s employment with the Company; and (iii) to the extent that such information is hereafter lawfully disclosed to Executive by a third party who did not acquire the information under an obligation of confidentiality and Executive is not obligated to keep such information confidential by such third party or is not otherwise constrained by this Agreement. In the event that Executive believes that any of the information disclosed by the Company to Executive falls within any of the foregoing exceptions to its obligations, Executive shall advise the Company within forty-eight (48) hours of such determination and supply to the Company the evidence upon which Executive relies in support of that belief.
(e)    Executive agrees that, except as may be required by law, court order, or to enforce this Agreement, Executive will keep the terms, amount and fact of this Agreement completely confidential. Notwithstanding the foregoing, Executive may disclose pertinent information concerning this Agreement to Executive’s attorneys, tax advisors and financial planners, and Executive’s spouse, provided they have previously been informed of and have agreed to be bound by this confidentiality clause. Executive understands and agrees that a breach of this confidentiality clause by any of the above named individuals will be deemed a breach of this Agreement by Executive.

12.    Non-disparagement and Cooperation. Executive agrees that, except as may be required by law or court order Executive will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of the Company or any other Company Released Party. Executive further agrees that Executive will not voluntarily participate in, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand, or proceeding of any kind brought or asserted by any person or entity against the Company or any other Company Released Party. Executive’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision. Executive agrees that Executive will cooperate with the Company in connection with any claims, lawsuits, investigations or other proceedings that relate in any manner to Executive’s conduct or duties at the Company or that are based on facts about which Executive obtained personal knowledge while employed at the Company. In return, the Company agrees to reimburse Executive for Executive’s direct and reasonable out of pocket expenses incurred with respect to rendering such cooperation.

13.    Representations and Warranties.
(a) By Executive. Executive represents and warrants as follows:

(i) Executive is authorized by law and has the legal capacity to enter into this Release. Executive has executed this Release as a natural person with authority to bind Executive to its terms and conditions.
(ii) Executive is not relying upon any representation or warranty by the Company which is not expressly set out in this Release.

(b) By the Company. The Company represents and warrants as follows:

(i) The Company is authorized by law and has the legal capacity to enter into this Release. The person who has executed this Release on its behalf has been duly authorized to execute this Release and to bind the Company to its terms and conditions.

(ii) The Company is not relying upon any representation or warranty by Executive, which is not expressly set out in this Release.

14.    Miscellaneous.
(a) Binding Effect. Each party to this Release has carefully read this Agreement and discussed its requirements, to the extent each party believes necessary, with legal counsel. Each party further understands that the other parties hereto will be proceeding in reliance upon this Release. Executive warrants and in good faith represents that there has been, and there will be, no assignment or transfer of any interest in any of the Executive Released Claims; and Executive agrees to indemnify and hold the Company Released Parties harmless from any liability, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by any of the Company Released Parties as a result of any person asserting any such assignment or transfer of any Executive Released Claims. This Agreement shall be fully binding and complete as to Executive and his respective representatives, successors, heirs, and assigns with respect to the Executive Released Claims. The parties understand and agree that if the law or facts with respect to which this Agreement is executed are hereafter found to be other than, or different from, the law and facts now believed by the parties to be true, the parties expressly accept and assume the risk of such possible difference in law or facts and agree that the Agreement shall be and remain effective notwithstanding any such difference, and no Party hereto shall assert or maintain any released claim or any claim or action arising solely as a result of such change in law or facts.
(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than upon the Parties hereto and their respective successors and permitted assigns the rights and remedies which have been contemplated by this Agreement.
(c) Entire Agreement. Other than the Agreement Regarding Proprietary Developments, Confidential Information, and Non-Solicitation, by and between Executive and Company, dated as of July 6, 2009, and any stock option award or restricted stock unit award agreement between the parties, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, among the parties with respect to the subject matter of this Agreement.
(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of her, her or its rights, interests, or obligations hereunder without the prior written approval of the other parties.
(e) Counterparts. This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument. Further, in making proof of this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart. Execution by a party of a signature page hereto shall constitute due execution and shall create a valid, binding obligation of the party so signing, and it shall not be necessary or required that the signatures of all Parties appear on a single signature page hereto.
(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(g) Waiver. No waiver, delay, omission or forbearance on the part of any party to exercise any right, option, duty, or power arising from any default or breach of any other party shall affect or impair the rights of the non-breaching party with respect to any subsequent default or breach of the same or a different kind; nor shall any delay or omission of the non-breaching party to exercise any right arising from any such default or breach affect or impair the non-breaching party’s rights as to such default or breach or any future default or breach.
(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when personally delivered, one business day after it is deposited with a nationally recognized courier for overnight delivery or two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth on the signature page below. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
(j) Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties.
(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(l) Electronic Transmission. Delivery of an executed counterpart of this Agreement may be made by facsimile or other electronic transmission. Any such counterpart or signature pages sent by facsimile or other electronic transmission shall be deemed to be written and signed originals for all purposes, and copies of this Agreement containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents. As used in this Agreement, the term “electronic transmission” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.
(m) Certain Interpretive Matters and Definitions.
(i) Unless the context of this Agreement otherwise requires, (A) words of any gender include each other gender; (B) words (including defined terms) using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement, and (D) the “Section” and “Exhibit” without any reference to a specified document refer to the specified Section and Exhibit, respectively, of this Agreement.
(ii) The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation;” if exclusion is intended, the word “comprising” is used instead.
(iii) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.
(iv) Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(v) The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof.
(n) Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
(o) Consideration Period. Executive may take up to forty-five (45) days to consider this Agreement. Executive may use as much or as little of this period as Executive chooses before signing the Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, Executive must sign it and return it to the Company on or before the expiration of the 45-day period and/or the Company’s withdrawal of the offer contained in the Agreement. By signing this Agreement, Executive acknowledges that Executive was afforded a period of at least 45 days from the date the Company’s proposal was presented to Executive in which to consider it. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to

Executive, whether such changes are material or non-material, will not extend the amount of time Executive has to consider the agreement.
(p)    Revocation Period. If Executive decides to accept and sign this Separation Agreement, Executive will have seven (7) days in which to revoke Executive’s acceptance. Executive understands any such revocation will not be effective unless Executive delivers a written notice of such revocation to Company, Multimedia Games. Inc., 206 Wild Basin Rd, Bldg. B, Fourth Floor, Austin, Texas 78746, Attn: Human Resources Department, prior to the expiration of seven days after Executive signs this Agreement. Executive understands this Agreement will not become effective or enforceable until the seven days have elapsed without Executive having revoked Executive’s acceptance of this Separation Agreement

If the foregoing accurately sets forth your agreement with the Company, please signify by signing below and returning this Agreement in its entirety to the Company on or before the close of business on the twenty-first (21st) day after this Agreement was presented to you, at the following address: Multimedia Games. Inc., 206 Wild Basin Rd, Bldg. B, Fourth Floor, Austin, Texas 78746, Attn: Human Resources Department. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, effective as of the Effective Date.

EXECUTIVE /s/ Joaquin J. Aviles Joaquin J. Aviles	COMPANY By: Multimedia Games Holding Company, Inc., a Texas corporation By: /s/ Patrick J. Ramsey Patrick J. Ramsey, CEO